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                                                                    EXHIBIT 6.22

                                PROMISSORY NOTE

                                                 Date as of December 31, 1997

        FOR VALUE RECEIVED, the undersigned, AMERICAN INDEPENDENT NETWORK, INC., a Delaware corporation ("Maker"), promises to pay to the order of ATN NETWORK, INC., a Texas corporation ("Lender"), the principal sum of up to Three Hundred Thousand Dollars ($300,000), or such other sum as shall have been advanced by Lender pursuant hereto, the "Amount Advanced") on or before September 30, 1998, which principal sum may be advanced to Maker by Lender in one or more advances as set forth herein.

        1.01 Incremental Advances. Lender shall from time to time, make advances to Maker. At the time of execution of this Promissory Note, the sum of $284,241 has been advanced pursuant to the terms hereof.

        1.02 Interest Rate. The unpaid Amount Advanced under this Promissory Note shall bear interest at a rate of ten percent (10%) per annum.

        1.03 Computation. Interest chargeable hereunder shall be calculated from the date each Incremental Advance shall have been made, on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Interest not paid when due shall be added to the unpaid principal balance and shall thereafter bear interest at the same rate as principal. All payments (including prepayments) hereunder are to be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal.

        1.04 Payments. The unpaid Amount Advanced under this Promissory Note plus all accrued but unpaid interest thereon shall be payable on September 30, 1998 ("Maturity Date").

        1.05 Voluntary Prepayment. Maker may, at any time, prepay the unpaid Amount Advanced evidenced by this Promissory Note, in whole or in part, without penalty or premium, by paying to Lender, in cash or by wire transfer or immediately available federal funds, the amount of such prepayment. If any such prepayment is less than a full prepayment, then such prepayment shall be applied to the unpaid Amount Advanced hereunder.

        1.06 Lawful Money; Designated Places of Payment. All principal and interest due hereunder is payable in lawful money of the United States of America, in immediately funds, at Lender's designated address at 6125 Airport Frwy. #200, Fort Worth, Texas 76117 (or such other location as may be designated from time to time by Lender) not later than 5:00 p.m., Central time, on the day of payment.

        1.07 Loan and Security. The obligations evidenced by this Promissory Note are secured by certain collateral as set forth in Exhibit A and all equipment that at any time hereafter may be acquired by Maker and all proceeds of the sale or other disposition of any of the Collateral described or referred to in this Promissory Note.

        1.08 Waivers. Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.

        1.09 Default. The occurrence of one or more of the following events shall constitute an event of default of this Promissory Note:



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                1.09.01  The nonpayment of any principal and/or interest of this Promissory Note when the same shall have become due and payable.

                1.09.02 The entry of a decree or order by a court having jurisdiction in the premises adjudging Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Maker under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee of Maker, or any substantial part if its property, or if the Collateral, as defined in this Promissory Note, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

                1.09.03 The institution by the Maker of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Act or any applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee of the Company, or of any substantial part of its property, or if the Collateral, as defined in this Promissory Note, shall become subject to the jurisdiction of a federal bankruptcy court or similar state court, or if Maker shall make an assignment for the benefit of its creditors, or if there is an attachment, receivership, execution or other judicial seizure, or if there is an admission in writing by Maker of its inability to pay its debts generally as they become due, or the taking of corporate action by the Maker in furtherance of any such action.

                1.09.04 Default in the obligation of Maker for borrowed money, other than this loan, which shall continue for a period of sixty (60) days, or any event that results in acceleration of the maturity of any indebtedness of Maker under any note, indenture, contract, or agreement.

                1.09.05 Maker fails to comply with any term, obligation, covenant, or condition contained in this Promissory Note, within 10 days after receipt of written notice from Lender demanding such compliance.

                1.09.06 Any levy, seizure, attachment, lien, or encumbrance of or on the Collateral which is not discharged by maker within 10 days or, any sale, transfer, or disposition of any interest in the Collateral, other than in the ordinary course of business, without the written consent of Lender.

        1.10 Acceleration. At the option of the Lender, and without demand or notice, all principal and any unpaid interest shall become immediately due and payable upon a default as set forth in Section 1.09 above. Any attorneys' fees and other expenses incurred by Lender in connection with Maker's bankruptcy or any of the other events described in Section 1.09 shall be additional indebtedness of Maker secured by this Promissory Note.

        1.11 Maximum Interest Rate. Notwithstanding anything to the contrary contained in this Promissory Note, Maker shall not be obligated to pay, and the holder hereof shall not be entitled to charge, collect, receive, reserve, or take interest ("interest" being defined, for purposes of this paragraph, as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid under this Promissory
Note) in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified herein exceeds such maximum rate, interest shall accrue and be payable at such maximum rate, provided, however, that if the interest rate declines below such maximum rate, interest shall continue to accrue and be payable at such maximum rate (so long as there remains any unpaid principal balance due under this Note) until interest that has been paid on this Note equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the interest rate specified in this Note.



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        1.12 Attorneys' Fees. In the event it should become necessary to employ counsel to collect this Promissory Note, Maker agrees to pay the attorneys' fees and costs of the holder hereof, irrespective of whether suit is brought.

        1.13 Capitalized Terms. Any and all capitalized terms used in this Promissory Note and not separately defined herein shall have the meaning ascribed thereto

        1.14 Section Headings. Headings and numbers have set forth for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Promissory Note.

        1.15 Section Headings. Headings and numbers have set forth for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Promissory Note.

        1.16 Choice of Law; Waiver of Trial By Jury. This Promissory Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the state of Texas. Maker hereby waives, to the extent permitted under applicable law, any right to trial by jury in any action or proceeding relating to this Promissory Note.

Made and Executed at
Fort Worth, Texas                       American Independent Network, Inc.

                                        /s/ RANDY MOSELEY
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                                        Randy Moseley, President/CFO